Exhibit 5.1

Reitar Logtech Holdings Limited 域塔物流科技控股有限公司 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	D +852 3656 6054 / +852 3656 6061 E nathan.powell@ogier.com/ florence.chan@ogier.com
Reference: FYC/AGC/503508.00001

12 June 2024

Dear Sirs

Reitar Logtech Holdings Limited 域塔物流科技控股有限公司 (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act). The Registration Statement relates to the offering (the Offering) of 2,125,000 class A ordinary shares of a par value of USD0.00000005 each of the Company (the Class A Ordinary Shares), plus an option to issue up to 318,750 additional Class A Ordinary Shares to be offered by the Company to the underwriters to cover over-allotments (collectively, the Offering Shares). There will also be a resale by a shareholder of the Company as stated in the Registration Statement (the Resale Shareholder) of 1,200,000 Class A Ordinary Shares which are presently issued and outstanding (the Resale Shares).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 15 September 2022 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the third amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 16 April 2024;

(c)	a certificate of good standing dated 4 June 2024 (the Certificate of Good Standing) issued by the Registrar in respect of the Company;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Florence Chan*	Lin Han† Cecilia Li** Rachel Huang** Joanne Collett** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

X-000000-00000

(d)	certificate of incumbency in respect of the Company dated 6 June 2024 issued by the registered office service provider of the Company (the Certificate of Incumbency);

(e)	the register of directors and officers of the Company dated 15 November 2022 (the Register of Directors);

(f)	the register of members of the Company dated 16 April 2024 (the Register of Members, and together with the Register of Directors, the Registers);

(g)	a certificate of a director of the Company dated 12 June 2024 as to certain matters of facts (the Director’s Certificate);

(h)	the written resolutions of the directors of the Company dated 9 November 2022 approving, among other things, the issuance of shares of the Company to Smart Logtech Holdings Limited;

(i)	the application for shares dated 9 November 2022 and executed by Smart Logtech Holdings Limited;

(j)	the written resolutions of the shareholders of the Company dated 18 December 2023 approving, among other things, the redesignation of ordinary shares of the Company as class A ordinary shares of the Company;

(k)	the written resolutions of the directors of the Company dated 21 December 2023 approving, among other things, the transfer of shares of the Company from Smart Logtech Holdings Limited to Universe Palace Limited;

(l)	the instrument of transfer dated 21 December 2023 and executed by Smart Logtech Holdings Limited and Universe Palace Limited;

(m)	the written resolutions of the shareholder of the Company dated 16 April 2024 approving, among other things, subdivision of shares of the Company;

(n)	the written resolutions of the directors of the Company dated 28 March 2024 approving the Company’s filing of the Registration Statement and issuance of the Offering Shares (the IPO Resolutions and together with items (h), (j), (k) and (m) above, the Reviewed Resolutions); and

(o)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Good Standing, the Certificate of Incumbency, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Reviewed Resolutions were duly passed in accordance with the then memorandum and articles of association of the Company and remain in full force and effect, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and the issuance of the Resale Shares (as the case may be), and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the relevant Reviewed Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company, restructuring officer and no receiver has been appointed over any of the Company’s property or assets;

(h)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(i)	the Company has received consideration for the full issue price of the Resale Shares;

(j)	upon the issuance of the Offering Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(k)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Offering Shares and none of the Offering Shares have been offered or issued to residents of the Cayman Islands; and

(l)	prior to and upon the issuance of the Resale Shares, the Company was, and the Company currently is, and after the allotment (where applicable) and issuance of the Offering Shares will be, able to pay its liabilities as they fall due.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability, and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is USD50,000 divided into (i) 900,000,000,000 class A ordinary shares of par value USD0.00000005 each and (ii) 100,000,000,000 class B ordinary shares of par value USD0.00000005 each.

Valid Issuance of Offering Shares

(c)	The issuance and allotment of the Offering Shares has been duly authorised and, the Offering Shares, when issued and allotted in accordance with the Registration Statement and the IPO Resolutions against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement and the Company’s then effective memorandum and articles of association, will be validly issued, fully paid and non-assessable. Once the register of members of the Company has been updated to reflect such issuance and allotment, the shareholders as recorded in the register of members will be deemed to have legal title to the Offering Shares set against their respective name.

(d)	The Resale Shares being proposed for resale by the Resale Shareholder have been validly issued, fully paid and non-assessable.

Registration Statement - Taxation

(e)	The statements contained in the Registration Statement in the section headed “Cayman Islands Taxation”, in so far as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion..

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Risk Factors - You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated in the Cayman Islands” “Enforceability of Civil Liabilities”, “Description of Share Capital”, “Cayman Islands Taxation” and “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Offering Shares and the resale of the Resale Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier